Exhibit 99.1

MEDIA RELEASE

AmTrust Urges Stockholders to Vote “FOR” Proposed Going-Private
Transaction at Special Meeting on June 4, 2018

Second Independent Proxy Advisory Firm Recommends AmTrust Stockholders
Support Value Maximizing Transaction

NEW YORK, May 29, 2018 - AmTrust Financial Services, Inc. (Nasdaq: AFSI) (the "Company" or "AmTrust") today reiterated the unanimous recommendation of its Board of Directors that stockholders vote “FOR” the Company’s previously announced merger agreement at the Special Meeting of stockholders on June 4, 2018. Under the terms of the merger agreement, Evergreen Parent, L.P. will acquire for $13.50 per share in cash the approximately 45% of the Company's shares of common stock that the Karfunkel-Zyskind Family and certain of its affiliates and related parties do not already own or control, subject to regulatory approval and other closing conditions.

It is important that all AmTrust stockholders vote today. The support of a majority of unaffiliated stockholders is required to approve the transaction.

AmTrust also announced that leading proxy advisory firm Egan-Jones has joined Glass Lewis & Co. in recommending that AmTrust stockholders vote “FOR” the transaction. In its May 29, 2018 report, Egan-Jones stated:1

“Based on the review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value. After careful consideration, we believe that approval of the merger is in the best interests of the Company and its shareholders and its advantages and opportunities outweigh the risks associated to the transaction.”

AmTrust issued the following statement:

We are pleased that these two leading proxy advisory firms have joined independent industry analysts and our Board in recognizing the premium value provided by the merger and the significant downside risks faced by public stockholders should the merger not be approved. In its report, even Institutional Shareholder Services Inc. (“ISS”) acknowledged that there could be a decline in AmTrust’s stock price if the merger is rejected, notwithstanding ISS’s flawed conclusion to recommend against.

The proposed transaction is the culmination of a rigorous, public process led by an experienced, independent Special Committee of the AmTrust Board. Collectively, the four independent directors on the Special Committee have over 125 years of experience in the insurance industry, enabling them to evaluate both the opportunities and the risks facing AmTrust as well as the value provided through the going-private transaction.

In considering the transaction, the Special Committee met 28 times, assisted by independent legal and financial advisors. The intense negotiations led by the Special Committee resulted in three price increases. The price ultimately agreed upon of $13.50 per share in cash represents a 33% premium to AmTrust’s unaffected stock price and a 10% increase in value over the buyer group’s initial proposal.

Over the 4.5 months since the proposal was announced, no other acquisition proposal or indication of interest from any third party has been received, and in prior approaches to the Karfunkel-Zyskind Family, no one has expressed an interest in buying the Company on their own.

_____________________________
1 Permission to use quotations herein neither sought nor obtained

AmTrust stockholders are now faced with a choice: vote “FOR” the certain value of $13.50 per share in cash or accept the continuing risks of being a stockholder of AmTrust in a time of significant uncertainty in the business and its future prospects. The Board believes the choice to maximize value is clear and urges stockholders to protect the value of their investment by voting “FOR” the proposed transaction today.

Time is short. With the Special Meeting less than a week away, it is important that stockholders vote as soon as possible by internet or by telephone. AmTrust reminds stockholders that their vote is important, no matter how many shares they own; failing to vote or abstaining from voting is effectively a vote against the transaction.

AmTrust stockholders who have questions or need assistance in voting their shares, please contact AmTrust's solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
Call Toll-Free (800) 322-2885
Email: Amtrust@mackenziepartners.com

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated "A" (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. For more information about AmTrust visit www.amtrustfinancial.com.

Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as "anticipate," "intend," "plan," "believe," "estimate," "expect," or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including as a result of any downgrade in the A.M. Best Financial Strength Rating of the Company’s insurance subsidiaries below “A”, which risk may be heightened due to the fact that such ratings are currently “under review with negative implications” and that the Company has previously disclosed material weaknesses in its internal controls over financial reporting, the inability to obtain the requisite stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the merger, the amount of the costs, fees, expenses and charges related to the merger, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, changes in tax laws, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, our ability to timely and effectively remediate the material weakness in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, access to public markets to raise debt or equity capital, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, any inability to keep pace with technological advances, heightened competition, changes in pricing environments, changes in asset valuations and the results of legal proceedings. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It
In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This letter is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the proxy statement on Schedule 14A filed with the SEC on May 4, 2018. You may obtain free copies of these documents as described in the preceding paragraph.

Contacts

AmTrust Financial Services
Chaya Cooperberg
Chief Communications Officer & SVP Corporate Affairs
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

Jisoo Suh
Director of Investor Relations
jisoo.suh@amtrustgroup.com
(646) 458-3367

Hunter Hoffmann
Global Director of Public Relations
Hunter.Hoffmann@amtrustgroup.com
(646) 458-3362